Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS

RECORD FOURTH QUARTER AND FISCAL YEAR RESULTS

IBP’s Board of Directors Declares Regular $0.315 Per Share Quarterly Dividend, and

$0.90 Per Share Annual Variable Dividend

Columbus, Ohio, February 24, 2022. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 20.9% to a record $533.7 million

•	Net income increased 5.5% to $29.4 million

•	Adjusted EBITDA* increased 11.5% to $74.8 million

•	Net income per diluted share increased 5.3% to $0.99

•	Adjusted net income per diluted share* increased 15.4% to $1.42

•

Supply chain disruptions had an estimated $1.8 million impact on gross profit in the fourth quarter, which reduced gross profit margin by approximately 30 basis points and lowered earnings by approximately $0.04 per diluted share

•	Price/mix growth increased by a record 12.9% during the fourth quarter

•	Successfully closed a new 7-year $500 million Term Loan

•	At December 31, 2021, IBP had $333.5 million in cash, cash equivalents, and investments

•	Issued inaugural Environmental, Social, and Governance (“ESG”) Report

Recent Developments

•	On February 17, 2022, IBP amended and increased its asset-based lending credit facility to provide up to $250 million in borrowing capacity

•

On February 23, 2022, IBP’s Board of Directors appointed Jason R. Niswonger, who has served as the Company’s Senior Vice President, Finance and Investor Relations since 2015, to serve as Chief Administrative and Sustainability Officer effective March 1, 2022

•	IBP’s Board of Directors declared the first quarter regular cash dividend of $0.315 per share, representing a 5% increase in the Company’s regular cash dividend

•	IBP’s Board of Directors also declared an annual variable dividend of $0.90 per share

•	On February 23, 2022, IBP’s Board of Directors approved an extension of the current stock repurchase plan to March 1, 2023 while expanding the total authorization to $200 million

“We achieved another year of record annual revenue and profitability in 2021. We are proud that our 2021 results extend our track record of revenue, earnings, and adjusted EBITDA growth to seven consecutive years since becoming a public company in February 2014. The value we have created for shareholders since our IPO demonstrates the success of our business model, the valuable services we provide our residential and commercial customers, and the hard work of our team members across the country,” stated Jeff Edwards, Chairman and Chief Executive Officer.

“During the fourth quarter, price/mix increased 12.9% over the prior year period, which is the strongest quarterly increase we have achieved as a public company. This reflects the underlying demand for our installation services against a strong housing demand backdrop as well as the hard work of our local branches to align our selling prices with the value we offer our customers in the current inflationary environment. Purchases outside of our typical supply chain channels continued to impact our results, reducing gross profit by approximately $1.8 million during the fourth quarter. While we expect new housing construction will remain supportive of our business in 2022, inflation and material supply chain issues are likely to persist throughout the year. We will continue to proactively work with our suppliers and customers to offset any potential impact on our operations and profitability. We remain focused on creating value for our customers, employees, communities, and shareholders.”

“The October 2021 release of our inaugural ESG report was an important milestone, which highlighted, among other things, our ongoing effort to improve energy efficiency in residential and commercial structures in our markets. The report is another step in our journey to provide transparency to our stakeholders and remain attentive to the changing priorities of the global investment community. Efforts to further enhance the health and safety of our workforce, advance business sustainability, and improve our diversity, equity, and inclusion initiatives through additional resources and oversight are underway,” concluded Mr. Edwards.

Acquisition Update

IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. During 2021, the Company completed 12 acquisitions representing approximately $211 million of annual revenues, more than doubling IBP’s $100 million acquired revenue target in 2021. For 2022, IBP expects to acquire at least $100 million of revenue.

During the 2021 fourth quarter, IBP completed the following acquisitions:

•

Denison Glass and Mirror, Inc. and DGM, LLC, a Denison, Texas based installer of glass, mirrors, and related products into new commercial construction projects, with annual revenue of approximately $20.0 million.

•

Mr. Insulation Co., Inc., a Hermiston, Oregon based installer of insulation, gutters, windows, and siding to single family, multi-family, and commercial customers, with annual revenue of approximately $2.8 million.

•

CFI Insulation, Inc., a Knoxville, Tennessee based installer of fiberglass and spray foam insulation into new residential, multifamily and commercial construction projects, with annual revenue of approximately $10.0 million.

•

AMD Distribution, Inc. (“AMD”) a Spring Valley, Minnesota based distributor of products and materials that are used primarily in the installation of spray foam insulation, metal building insulation, residential insulation, and mechanical and fabricated Styrofoam insulation in new construction projects with annual revenue of approximately $71 million. AMD is also a distributor of accessories and equipment used throughout the insulation installation process.

2022 First Quarter Regular Cash Dividend and 2022 Annual Variable Dividend

IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.315 per share, payable on March 31, 2022, to stockholders of record on March 15, 2022. In addition, IBP’s Board of Directors has approved the Company’s first annual variable cash dividend at $0.90 per share, which will also be payable on March 31, 2022, to stockholders of record on March 15, 2022.

Fourth Quarter 2021 Results Overview

For the fourth quarter of 2021, net revenue was a record $533.7 million, an increase of 20.9% from $441.5 million in the fourth quarter of 2020. On a same branch basis, net revenue improved 11.8% from the prior year quarter, which was attributable to a 0.5% increase in the volume of jobs completed and a 12.9% increase in price/mix during the quarter relative to the same period last year. Residential sales growth was 14.8% on a same branch basis in the quarter. Our commercial end-market net revenue increased 7.0% for the fourth quarter of 2021. Commercial growth was largely driven by recent acquisitions as same branch sales declined 7.3% primarily due to continued challenges associated with the COVID-19 pandemic. Same branch sales within our large commercial business experienced a modest decline of 2.7% over the prior year period.

Gross profit improved 15.9% to $156.3 million from $134.9 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 29.3% which adjusts for the Company’s share-based compensation expense, as well as expenses directly related to COVID-19, compared to 30.6% for the same period last year. Inflationary pressure contributed to the year-over-year margin compression as materials, particularly spray foam and several complementary installed products, continued to be difficult to source near volume and pricing levels secured in prior periods. Fourth quarter gross profit was reduced by an estimated $1.8 million due to ongoing supply chain disruptions that occurred during the quarter, which reduced gross profit margin by approximately 30 basis points and had the same impact to operating profit margin and adjusted EBITDA margin*.

Selling and administrative expense, as a percent of net revenue, was 18.2% compared to 18.5% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 17.4% compared to 17.8% in the prior year quarter.

Net income was $29.4 million, or $0.99 per diluted share, compared to $27.8 million, or $0.94 per diluted share in the prior year quarter. Adjusted net income* was $42.2 million, or $1.42 per diluted share, compared to $36.6 million, or $1.23 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including capitalized loan expenses and an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $74.8 million, an 11.5% increase from $67.1 million in the prior year quarter, largely due to strong residential sales, revenue from key commercial acquisitions, and leverage on selling and administrative expenses compared to the prior year quarter.

Full Year 2021 Results Overview

For the year ended December 31, 2021, net revenue was $1,968.7 million, an increase of 19.1% from $1,653.2 million in 2020. On a same branch basis, net revenue improved 9.7% from the prior year. Residential same branch sales growth was 12.8% for the year, attributable to improved price gains, end-market mix, and product mix, which compared to an increase in total U.S. new residential construction housing unit completions of 3.9%. Our commercial end-market net revenue increased 10.2% in 2021. The growth was largely driven by recent acquisitions as same branch sales declined 8.0% primarily due to continued challenges associated with the COVID-19 pandemic. Same branch sales within our large commercial business experienced a decline of 3.8% over the prior year period.

Adjusted gross profit* improved 15.6% to $590.4 million from $510.8 million in the prior year. Adjusted gross profit as a percent of total revenue was 30.0%, which adjusts for the Company’s share-based compensation expense and employee-related expenses associated with the COVID-19 pandemic, compared to 30.9% for the same period last year. Selling and administrative expense, as a percentage of net revenue, was 18.5% compared to 19.3% in the prior year. Adjusted selling and administrative expense*, as a percentage of net revenue was 17.7% compared to 18.5% in the prior year.

Net income was $118.8 million, or $4.01 per diluted share, compared to $97.2 million, or $3.27 per diluted share in the prior year. Adjusted net income* was $161.0 million, or $5.44 per diluted share, compared to $128.9 million, or $4.34 per diluted share in the prior year.

For the full year of 2021, adjusted EBITDA* was $285.4 million, a 16.2% increase from $245.6 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, was 14.5%, compared to 14.9% in the prior year. Operating income was $187.9 million, a 16.1% increase from $161.9 million in the prior year. The incremental adjusted EBITDA margin* on same branch revenue growth was 10.8% (please refer to the Supplementary Tables at the end of this Press Release).

Net cash from operating activities was $138.3 million, compared to $180.8 million in the prior year. The change in cash from operating activities was largely driven by increased inventory levels as a result of efforts to reduce material shortages combined with generally higher working capital needs in an inflationary environment.

Conference Call and Webcast

The Company will host a conference call and webcast on February 24, 2022 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 1-877-407-0792 (domestic) or 1-201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section or directly at https://viavid.webcasts.com/starthere.jsp?ei=1519780&tp_key=7f980bbecf. A replay of the conference call will be available through March 24, 2022, by dialing1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the passcode 13725683.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, our ESG initiatives and the expected impact thereof, industry conditions, our financial and business model, payments of a quarterly cash dividend and an annual variable cash dividend, the demand for our services and product offerings, trends in the large commercial business, the impact of the COVID-19 crisis on our business and end markets, supply chain and material constraints, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; any recurrence of COVID-19, including through any new variant strains of the virus, and the related surges in positive COVID-19 cases; the adverse impact of the COVID-19 crisis on our business and financial results, our supply chain, the economy and the markets we serve; general economic and industry conditions; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net revenue	$533,723	$441,469	$1,968,650	$1,653,225
Cost of sales	377,401	306,541	1,379,131	1,143,251

Gross profit	156,322	134,928	589,519	509,974
Operating expenses
Selling	25,526	21,404	93,204	81,613
Administrative	71,749	60,463	271,356	237,959
Amortization	10,282	8,158	37,079	28,535

Operating income	48,765	44,903	187,880	161,867
Other expense, net
Interest expense, net	10,061	7,612	32,842	30,291
Other (income) expense	57	94	(437)	399

Income before income taxes	38,647	37,197	155,475	131,177
Income tax provision	9,280	9,360	36,712	33,938

Net income	$29,367	$27,837	$118,763	$97,239

Other comprehensive income (loss), net of tax:
Net change on cash flow hedges, net of tax (provision) benefit of $(135) and $(1,032) for the three months ended December 31, 2021 and 2020, respectively, and $(2,773) and $550 for the twelve months ended December 31, 2021 and 2020, respectively	774	2,962	8,536	(1,620)

Comprehensive income	$30,141	$30,799	$127,299	$95,619

Earnings Per Share:
Basic net income per share	$1.00	$0.95	$4.04	$3.30

Diluted net income per share	$0.99	$0.94	$4.01	$3.27

Weighted average shares outstanding:
Basic	29,404,225	29,371,629	29,367,676	29,504,115
Diluted	29,668,754	29,660,839	29,628,527	29,717,609
Cash dividends declared per share	$0.30	$—	$1.20	$—

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	As of December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$333,485	$231,520
Accounts receivable (less allowance for credit losses of $8,717 and $8,789 at December 31, 2021 and December 31, 2020, respectively)	312,767	266,566
Inventories	143,039	77,179
Prepaid expenses and other current assets	70,025	48,678

Total current assets	859,316	623,943
Property and equipment, net	105,933	104,022
Operating lease right-of-use assets	69,871	53,766
Goodwill	322,517	216,870
Customer relationships, net	178,264	108,504
Other intangibles, net	86,157	62,889
Other non-current assets	31,144	17,682

Total assets	$1,653,202	$1,187,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$30,839	$23,355
Current maturities of operating lease obligations	23,224	18,758
Current maturities of finance lease obligations	1,747	2,073
Accounts payable	132,705	101,462
Accrued compensation	50,964	45,876
Other current liabilities	68,090	44,951

Total current liabilities	307,569	236,475
Long-term debt	832,193	541,957
Operating lease obligations	46,075	34,413
Finance lease obligations	3,297	2,430
Deferred income taxes	4,819	35
Other long-term liabilities	42,409	53,184

Total liabilities	1,236,362	868,494
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,271,659 and 33,141,879 issued and 29,706,401 and 29,623,272 shares outstanding at December 31, 2021 and December 31, 2020, respectively	333	331
Additional paid in capital	211,430	199,847
Retained earnings	352,543	269,420
Treasury stock; at cost: 3,565,258 and 3,518,607 shares at December 31, 2021 and December 31, 2020, respectively	(147,239)	(141,653)
Accumulated other comprehensive loss	(227)	(8,763)

Total stockholders’ equity	416,840	319,182

Total liabilities and stockholders’ equity	$1,653,202	$1,187,676

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$118,763	$97,239
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	43,562	41,339
Amortization of operating lease right-of-use assets	22,258	18,122
Amortization of intangibles	37,079	28,535
Amortization of deferred financing costs and debt discount	1,354	1,332
Provision for credit losses	2,227	4,444
Write-off of debt issuance costs	1,767	—
Gain on sale of property and equipment	(1,840)	(786)
Noncash stock compensation	13,752	10,826
Deferred income taxes	(438)	(8,475)
Amortization of terminated interest rate swap	3,223	1,326
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(16,775)	(10,489)
Inventories	(54,003)	187
Other assets	(19,885)	(870)
Accounts payable	26,424	(203)
Income taxes receivable/payable	(4,403)	4,296
Other liabilities	(34,751)	(6,034)

Net cash provided by operating activities	138,314	180,789

Cash flows from investing activities
Purchases of investments	—	(776)
Maturities of short term investments	—	38,693
Purchases of property and equipment	(36,979)	(33,587)
Acquisitions of businesses, net of cash acquired of $1,707 and $0, at December 31, 2021 and 2020, respectively	(241,308)	(76,446)
Proceeds from sale of property and equipment	2,694	1,187
Other	(2,846)	(6,865)

Net cash used in investing activities	(278,439)	(77,794)

Cash flows from financing activities
Proceeds from term loan	500,000	—
Payments on term loan	(200,000)	—
Proceeds from vehicle and equipment notes payable	27,834	21,290
Debt issuance costs	(7,520)	(157)
Principal payments on long-term debt	(26,301)	(26,685)
Principal payments on finance lease obligations	(2,125)	(2,632)
Acquisition-related obligations	(8,918)	(6,283)
Dividends paid	(35,294)	—
Repurchase of common stock	—	(33,924)
Surrender of common stock awards by employees	(5,586)	(973)

Net cash provided by (used in) financing activities	242,090	(49,364)

Net change in cash and cash equivalents	101,965	53,631
Cash and cash equivalents at beginning of period	231,520	177,889

Cash and cash equivalents at end of period	$333,485	$231,520

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$25,976	$26,324
Income taxes, net of refunds	39,241	37,072
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	38,084	26,001
Release of indemnification of acquisition-related debt	2,036	—
Property and equipment obtained in exchange for finance lease obligations	2,735	1,000
Seller obligations in connection with acquisition of businesses	29,169	14,086
Unpaid purchases of property and equipment included in accounts payable	441	1,013

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net income, as reported	$29,367	$27,837	$118,763	$97,239
Adjustments for adjusted net income:
Write-off of capitalized loan costs	1,767	—	1,767	—
Share based compensation expense	3,524	2,776	13,752	10,826
Acquisition related expenses	1,143	759	2,792	2,765
COVID-19 expenses [1]	72	116	437	914
Gain on sale of assets	—	—	(499)	—
Amortization expense [2]	10,282	8,158	37,079	28,535
Miscellaneous non-operating income	—	—	—	(279)
Tax impact of adjusted items at normalized tax rate [3]	(3,962)	(3,059)	(13,057)	(11,075)

Adjusted net income	$42,193	$36,587	$161,034	$128,925

Weighted average shares outstanding (diluted)	29,668,754	29,660,839	29,628,527	29,717,609
Diluted net income per share, as reported	$0.99	$0.94	$4.01	$3.27
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.43	0.29	1.43	1.07

Diluted adjusted net income per share	$1.42	$1.23	$5.44	$4.34

[1]	Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19
[2]	Addback of all non-cash amortization resulting from business combinations
[3]	Normalized effective tax rate of 23.6% and 25.9% applied to periods presented for 2021 and 2020, respectively
[4]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Gross profit	$156,322	$134,928	$589,519	$509,974
Share based compensation expense	161	62	448	284
COVID-19 expenses [1]	73	105	433	530

Adjusted gross profit	$156,556	$135,095	$590,400	$510,788

Adjusted gross profit - % Total Revenue	29.3%	30.6%	30.0%	30.9%

[1]	Addback of employee pay and employee medical expenses directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Selling expense	$25,526	$21,404	$93,204	$81,613
Administrative expense	71,749	60,463	271,356	237,959

Selling and Administrative	$97,275	$81,867	$364,560	$319,572

Share based compensation expense	3,363	2,713	13,304	10,542
Acquisition related expenses	1,143	759	2,792	2,765
COVID-19 expenses [1]	(1)	11	4	384

Adjusted Selling and Administrative	$92,770	$78,384	$348,460	$305,881

Adjusted Selling and Administrative - % Total Revenue	17.4%	17.8%	17.7%	18.5%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income (GAAP)	$29,367	$27,837	$118,763	$97,239
Interest expense	10,061	7,612	32,842	30,291
Provision for income taxes	9,280	9,360	36,712	33,938
Depreciation and amortization	21,345	18,646	80,641	69,876
Miscellaneous non-operating income	—	—	—	(279)

EBITDA	70,053	63,455	268,958	231,065

Acquisition related expenses	1,143	759	2,792	2,765
Share based compensation expense	3,524	2,776	13,752	10,826
COVID-19 expenses [1]	72	116	437	914
Gain on sale of assets	—	—	(499)	—

Adjusted EBITDA	$74,792	$67,106	$285,440	$245,570

Adjusted EBITDA margin	14.0%	15.2%	14.5%	14.9%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Period-over-period Growth
Sales Growth	20.9%	10.0%	19.1%	9.4%
Same Branch Sales Growth	11.8%	2.8%	9.7%	4.5%

Single-Family Sales Growth	26.4%	7.8%	21.9%	5.0%
Single-Family Same Branch Sales Growth	16.6%	2.9%	14.0%	0.4%

Multi-Family Sales Growth	8.6%	33.6%	14.7%	37.5%
Multi-Family Same Branch Sales Growth	6.0%	22.2%	6.7%	33.2%

Residential Sales Growth	23.5%	11.3%	20.7%	9.2%
Residential Same Branch Sales Growth	14.8%	5.5%	12.8%	4.7%

Commercial Sales Growth[1]	7.0%	3.9%	10.2%	10.4%
Commercial Same Branch Sales Growth	-7.3%	-9.7%	-8.0%	3.6%

Same Branch Sales Growth [2]
Volume Growth [3]	0.5%	7.0%	7.7%	1.9%
Price/Mix Growth [3]	12.9%	-4.5%	3.2%	2.8%
Large Commercial Same Branch Sales Growth [4]	-2.7%	6.4%	-3.8%	2.8%

U.S. Housing Market [5]
Total Completions Growth	-1.0%	3.7%	4.0%	2.5%
Single-Family Completions Growth	4.0%	-0.8%	6.1%	0.9%
Multi-Family Completions Growth	-12.5%	15.0%	-0.3%	6.3%

[1]	Our commercial end market consists of large and light commercial projects.
[2]

During the twelve months ended December 31, 2021, we changed the classification of one of our branches to the large commercial subset of the commercial end market, based on the type of work this branch performs. While this change is immaterial to the sales growth calculations, it affects comparability to the corresponding prior year metric as the change was made prospectively beginning January 1, 2021. We continually evaluate the branch classifications utilized in our sales growth metrics based on changes in our business and operations over time and future changes may occur to these classifications.

[3]	Excludes the large commercial end market.
[4]

The large commercial end market, as a subset of our total commercial market, comprises certain of our branches working on projects constructed in steel and concrete, which are much larger than our average job. This market is excluded from the above same branch price/mix and volume growth metrics as to not skew the rates given the much larger per-job revenue compared to our average job.

[5]	U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2021	% Total	2020	% Total	2021	% Total	2020	% Total
Revenue Increase
Same Branch	$52,078	56.4%	$11,231	27.9%	$159,545	50.6%	$68,115	48.1%
Acquired	40,177	43.5%	29,007	72.1%	155,880	49.4%	73,481	51.9%

Total	$92,255	100.0%	$40,238	100.0%	$315,425	100.0%	$141,596	100.0%

		Adj EBITDA		Adj EBITDA		Adj EBITDA		Adj EBITDA
		Contribution		Contribution		Contribution		Contribution
Adjusted EBITDA
Same Branch	$3,231	6.2%	$6,279	55.9%	$17,242	10.8%	$36,908	54.2%
Acquired	4,455	11.1%	5,223	18.0%	22,626	14.5%	11,850	16.1%

Total	$7,686	8.3%	$11,502	28.6%	$39,868	12.6%	$48,758	34.4%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net